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                                                                     EXHIBIT (g)

                TRANSCRIPT OF STATEMENTS TO BE MADE TO EMPLOYEES
                           BY OFFICERS OF THE COMPANY
                     REGARDING STOCK OPTION EXCHANGE PROGRAM

[Officer of the Company States as Follows]: We have not received your Acknowledgement and Election Form, indicating whether you intend to participate in the Company's Stock Option Exchange Program. Even if you do not intend to participate in the Stock Option Exchange Program, you are required to complete the Acknowledgement and Election Form by indicating that you decline the offer. Could you please fax the completed Acknowledgement and Election Form, whether you are accepting or declining the offer, to the following facsimile number:
1-866-803-2718, or, if you cannot fax it, send it to David R. Sonksen, Secretary of Microsemi, located at 2381 Morse Ave., Irvine CA 92614, by personal delivery through first class registered or certified U.S. mail, Federal Express or other comparable courier service. It must arrive before 5 o'clock p.m., U.S. Pacific Standard Time, December 6, 2002.